Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock FundsSM of our report dated September 22, 2020, relating to the financial statements and financial highlights, which appears in iShares Edge MSCI Multifactor USA Index Fund, iShares Edge MSCI Multifactor Intl Index Fund, iShares Edge MSCI Min Vol USA Index Fund and iShares Edge MSCI Min Vol EAFE Index Fund’s Annual Report on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2020